Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

Mitchell E. Daniels Jr. and Marcela E. Donadio elected to Norfolk Southern board

NORFOLK, Va., Nov. 28, 2016 -- Mitchell E. Daniels Jr. and Marcela E. Donadio have been elected directors of Norfolk Southern Corporation (NYSE: NSC), effective Nov. 28, 2016, Chairman, President, and CEO James A. Squires said today.

Daniels, 67, of West Lafayette, Ind., has been president of Purdue University since 2013 and served as governor of Indiana from 2005 to 2013. Donadio, 62, of Houston, is a director and retired partner of Ernst & Young, a multinational professional services firm.

“Norfolk Southern’s independent directors bring wide-ranging and practical experience to bear in enhancing the corporation’s performance and seizing the business opportunities before us,” Squires said. “Guidance and insight from Mitch and Marcela will prove invaluable as Norfolk Southern continues to find new operating efficiencies, reduce costs, drive profitability, and reinforce the foundation for long-term growth.”

Daniels has been appointed to the Compensation Committee and the Governance and Nominating Committee of the Norfolk Southern board. As university president, he launched initiatives addressing higher education challenges in the areas of affordability and accessibility, world-changing research, transformative education, and STEM leadership. As Indiana’s 49th governor, he spearheaded reforms to improve the performance of state government, led the state to its first balanced budget in eight years, and supported a record-breaking 10-year transportation and infrastructure program. Governor Daniels held leadership positions in the Reagan and George W. Bush administrations and management positions at the Hudson Institute and Eli Lilly.

He serves on the boards of Cerner Corp., the Urban Institute, and the American Academy of Arts & Sciences Commission on Postsecondary Education. Governor Daniels served as co-chair of the National Research Council’s Committee on Human Spaceflight, and is co-chair of both the Committee for a Responsible Federal Budget and the Aspen Institute’s Future of Work Initiative.

Donadio has been appointed to the Finance and Risk Management Committee and the Audit Committee of the Norfolk Southern board. Prior to her retirement, Ms. Donadio served from 2007 as Americas Oil & Gas Sector Leader, with responsibility for one of Ernst & Young’s significant industry groups helping set firm strategy for oil and gas industry clients in the U.S. and throughout the Americas. Ms. Donadio joined Ernst & Young LLP in 1976 and from 1989 served as an audit partner for multiple companies in the oil and gas industry. She has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry.

Ms. Donadio is a director of Marathon Oil Corp., National Oilwell Varco Inc., and Theatre Under the Stars, a trustee for the Great Commission Foundation of the Episcopal Diocese of Texas, a member of the Corporation Development Committee of the Massachusetts Institute of Technology, and a member of the Dean's Advisory Council for the E.J. Ourso College of Business at Louisiana State University.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:

Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:

Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com